SUBSIDIARIES OF THE REGISTRANT

                                   EXHIBIT 21

The following are subsidiaries of Alamogordo Financial Corporation.



Name                                                      Ownership
----                                                      ---------

Alamogordo Federal Savings and Loan Association           100% Owned

Space Age City Service Corporation                        100% Owned by Bank